Contact:	Ruth Pachman/Michael Herley	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2012 RESULTS

New York, New York, November 14, 2011 - Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARVD), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three month period ending September 30, 2011, the second quarter of its fiscal year ending March 31, 2012 (“fiscal 2012”).

The Company reported a net loss of $9.5 million or a loss per share of $58.67 (after the 1 for 15 reverse stock split) for the second quarter of fiscal 2012 compared to a net loss of $23.4 million or a loss per share of $141.72 (after the 1 for 15 reverse stock split)for the prior year period.

“Carver continues to make headway with its aggressive posture toward addressing problem assets, as evidenced by the move of an additional $26.7 million into Loans Held for Sale (HFS) during the quarter” said Deborah C. Wright, Carver Bancorp, Inc.'s Chairman and CEO. “Sales of $11.4 million of the $39.4 million in HFS at the end of the quarter have already closed with the proceeds of the sales substantially equal to the carrying value. As we reported in the first quarter, we also continue to see repayment levels from home sales in our construction portfolio. At the same time, loan resolution activities, coupled with continued economic weakness and a drop in real estate valuations in some parts of our markets, continue to impact our results."

Ms. Wright continued: "The key to Carver returning to profitability is to build on our successful capital raise with additional improvements in asset quality. As a result of our previously reported capital raise of $55 million, Carver's capital level exceeds regulatory requirements, with a Tier 1 leverage capital ratio of 9.10% versus the required 9.00% and total risk-based capital ratio of 14.38% versus the required 13.00%. We are also making excellent strides in the second major step in the process with the dispositions in the HFS portfolio and improvements in delinquencies and non-performing loans, and that will continue to be our priority goal."
“Carver is also looking to the future. 'Carver Community Cash', our new product line designed to meet the daily transactional needs of the unbanked, including check cashing, is a key part of our path to revenue growth", noted Ms. Wright. This product line is also a core element in building relationships with new and existing institutional customers and in introducing Carver to a new segment of retail customers.

Income Statement Highlights

Second Quarter Results
The Company reported a net loss for the three months ended September 30, 2011 of $9.5 million compared to a net loss of $23.4 million for the prior year period. The primary driver of the current quarter loss is the elevated levels of charge offs incurred on those loans that were reclassified to held for sale at fair market value. The prior period loss was due to a $20.7 million valuation allowance that was taken on the Company's deferred tax asset in the prior period.
Net Interest Income
Interest income decreased $1.9 million in the second quarter, compared to the prior year quarter, due to the drop in yields on interest bearing assets and the decrease in the average balance of interest earning assets. $1.2 million of the decrease in interest income was due to a decrease in average balances and $0.7 million reflects lower yields. The average yield on mortgage-backed securities fell 148 basis points to 2.82% from 4.30% during the quarter as higher yielding held to maturity securities were replaced with lower yielding agency investments. The average yield on loans fell 35 basis points to 5.07% from 5.42%. The decline in average loans was the direct result of management's continuing efforts to reduce the level of non-performing real estate loans by transferring them from the held for investment portfolio to the held for sale portfolio (and subsequent disposition of the asset). The reduction in real estate loans will continue over the next several quarters until troubled debt restructures are complete and the Company's concentration in real estate assets meets regulatory guidelines.
Interest expense decreased $0.7 million, or 29.1%, to $1.8 million for the second quarter, compared to $2.5 million for the prior year quarter. The decrease was primarily due to a decline in deposit interest expense of $0.6 million. The decrease in interest expense reflects a 7 basis point decrease in the average cost of interest-bearing liabilities to 1.41% for the second quarter, compared to an average cost of 1.48% for the prior year period. A decrease of $0.5 million was due to continued downward re-pricing of certificates of deposits and and money market savings

Provision for Loan Losses
The Company recorded a $7.0 million provision for loan losses for the second quarter compared to $7.8 million for the prior year quarter. For the three months ended September 30, 2011, net charge-offs of $7.0 million were taken on those loans that were reclassified to held for sale at fair market value compared to net charge-offs of $6.0 million for the prior year period. The amount of the provision reflects the Company's continued high levels of delinquencies and non-performing loans, the overall inherent risk in the portfolio and a drop in real estate valuations in some parts of our markets.

Non-interest Income
Non-interest income decreased $1.4 million, or 63.1%, to $0.8 million for the second quarter, compared to $2.2 million for the prior year quarter primarily due to non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions in the prior period and a gain on sale of securities.

Non-interest Expense
Non-interest expense remained flat at $7.6 million compared to the prior year quarter. Higher employee compensation and benefits were offset by lower consulting fees.

Income Taxes
The income tax expense was $0.2 million for the second quarter compared to $17.0 million for the prior year period. The decrease in expense is primarily due to the establishment of a $20.7 million valuation allowance against the deferred tax asset offset with a $3.7 million tax benefit that was taken in the prior period.

Six Month Results

The Company reported a net loss for the six months ended September 30, 2011 of $15.6 million compared to a net loss of $25.9 million for the prior year period. The net loss is primarily the result of $12.2 million in provision for loan losses which is less than the provision recorded in the prior year period.
Net Interest Income
Interest income decreased $4.3 million in the six month period, compared to the prior year period, due to the drop in yields on interest bearing assets and the decrease in the average balance of interest earning assets. $2.3 million of the decrease in interest income was due to lower average balances and $2.0 million was due to lower yields. The average yield on mortgaged-backed securities fell 133 basis points to 2.91% from 4.24%. The average yield on loans fell 59 basis points to 4.84% from 5.43% primarily due to the growth in non-accrual loans in the first quarter. The current low interest rate environment, combined with first quarter's elevated levels of non-performing assets and a reduction in interest earning assets, continues to constrain net interest income.
Interest expense decreased $1.3 million, or 26.3%, to $3.7 million in the six month period, compared to $5.0 million for the prior year period. The decrease was primarily due to a decline in deposit interest expense of $1.1 million. The decrease in interest expense reflects a 6 basis point decrease in the average cost of interest-bearing liabilities to 1.44% for the second quarter, compared to an average cost of 1.50% for the prior year period. A decrease of $0.9 million was due to continued downward re-pricing of certificates of deposits and deleveraging of the Certificate of Deposit Account Registry Service "CDARS" portfolio.

Provision for Loan Losses
The Company recorded a $12.2 million provision for loan losses for the six month period compared to $14.1 million for the prior year period. For the six months ended September 30, 2011, net charge-offs were $11.4 million compared to net charge-offs of $8.7 million for the prior year period. The amount of the provision reflects the Company's continued high levels of delinquencies and non-performing loans, the overall inherent risk in the portfolio and a drop in real estate valuations in some parts of our markets.

Non-interest Income
Non-interest income decreased $2.2 million, or 53.27%, to $1.9 million for the six month period, compared to $4.1 million for the prior year period primarily due to non-recurring fees that were earned on New Market Tax Credit (NMTC) transactions and gain on sale of securities in the prior period.

Non-interest Expense
Non-interest expense decreased $0.2 million, or 1.2%, to $14.9 million compared to $15.1 million for the prior year period, primarily due to lower consulting fees incurred in the current period.

Income Taxes
The income tax expense was $0.1 million for the six month period compared to an expense of $14.7 million expense for the prior year period. The expense for the six month period ending September 30, 2011 is primarily related to state and local income tax expense recorded in the quarter.

Financial Condition Highlights
At September 30, 2011, total assets decreased $31.2 million, or 4.4% , to $678.0 million compared to $709.2 million at March 31, 2011. Total loans receivable decreased $91.4 million and investment securities decreased $1.8 million. These decreases were partially offset by cash and cash equivalents and restricted cash which increased $32.2 million, and loans held for sale which increased by $30.2 million.

Cash and cash equivalents and restricted cash increased $32.2 million, to $76.3 million at September 30, 2011, compared to $44.1 million at March 31, 2011. This increase was primarily driven by $35.1 million in repayment of loans and loan sales.Total securities decreased $1.8 million, or 2.5%, to $69.5 million at September 30, 2011, compared to $71.2 million at March 31, 2011. This change reflects an increase of $4.0 million in available-for-sale securities and $5.8 million decrease in held-to-maturity securities as the Company reinvested cash flows from held to maturity securities back into the available for sale portfolio.

Total loans receivable decreased $91.4 million, or 15.7%, to $489.0 million at September 30, 2011, compared to $580.3 million at March 31, 2011. $50.2 million of principal repayments across all loan classifications contributed to the majority of the decrease, with the largest impact from Commercial Real Estate, Construction and Business loans. Additionally $34.1 million of loans were transferred from held for investment to held for sale as the Company works out its problem loans. Charge offs for the six month period totaled $6.4 million. The decreases were offset by loan originations of $8.8 million in the six month period.

Total liabilities decreased $67.3 million, or 9.9%, to $614.2 million at September 30, 2011, compared to $681.5 million at March 31, 2011.

Deposits decreased $60.9 million, or 10.9%, to $499.8 million at September 30, 2011, compared to $560.7 million at March 31, 2011. Certificates of deposit and NOW balances have declined due to reductions in institutional deposits.

Advances from the FHLB-NY and other borrowed money decreased $10.1 million, or 9.0%, to $102.5 million at September 30, 2011, compared to $112.6 million at March 31, 2011. The decline was due to two fixed-rate borrowings maturing during the period and one $5 million advance that was secured at the end of the second quarter.

Total equity increased $36.0 million, or 129.9%, to $63.7 million at September 30, 2011, compared to $27.7 million at March 31, 2011. The key component of this increase was a $55 million capital raise closed on June 29, 2011 as previously reported in Form 8-K filed with the Securities and Exchange Commission on June 29, 2011. The increase in equity from the capital raise was partially offset by expenses of approximately $3.6 million related to the capital raise and the net loss for the six month period of $15.6 million.

Asset Quality
At September 30, 2011, non-performing assets totaled $118.6 million, or 17.5% of total assets compared to $133.5 million or 19.7% of total assets at June 30, 2011. Non-performing assets at September 30, 2011 were comprised of $59.4 million of loans 90 days or more past due and non-accruing, $15.6 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with modified terms or not performing in accordance with modified terms for at least six months, $4.0 million of loans that are either performing or less than 90 days past due and have been deemed to be impaired, $0.3 million of Real Estate Owned (REO) and $39.6 million of loans classified as held for sale.

The allowance for loan losses was $21.4 million at September 30, 2011, which represents a ratio of the allowance for loan losses to non-performing loans of 27.2% compared to 20.62% at June 30, 2011. The ratio of the allowance for loan losses to total loans remained constant at 4.4% at September 30, 2011 compared to June 30, 2011.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)
	September 30,	March 31,
ASSETS	2011	2011
Cash and cash equivalents:
Cash and due from banks	$69,425	$36,725
Money market investments	592	7,352
Total cash and cash equivalents	70,017	44,077
Restricted cash	6,275	—
Investment securities:
Available-for-sale, at fair value	57,575	53,551
Held-to-maturity, at amortized cost (fair value of $12,552 and $18,124 at September 30, 2011 and March 31, 2011, respectively)	11,901	17,697
Total investments	69,476	71,248

Loans held-for-sale (“HFS”)	39,369	9,205

Loans receivable:
Real estate mortgage loans	435,603	525,894
Commercial business loans	52,069	53,060
Consumer loans	1,280	1,349
Loans, net	488,952	580,303
Allowance for loan losses	(21,429)	(23,147)
Total loans receivable, net	467,523	557,156
Premises and equipment, net	10,433	11,040
Federal Home Loan Bank of New York (“FHLB-NY”) stock, at cost	2,844	3,353
Accrued interest receivable	2,483	2,854
Other assets	9,552	10,282
Total assets	677,972	709,215

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Savings	104,086	106,906
Non-Interest Bearing Checking	95,986	123,706
NOW	25,319	27,297
Money Market	83,060	74,329
Certificates of Deposit	191,371	228,460
Total Deposits	499,822	560,698
Advances from the FHLB-New York and other borrowed money	102,513	112,641
Other liabilities	11,904	8,159
Total liabilities	614,239	681,498

Mezzanine Equity:
55,000 Series C mandatorily convertible preferred stock,(par value $0.01, per share) with a liquidation preference of $1,000, issued and outstanding	51,432	—
Stockholders' equity:
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 Series B shares, with a liquidation preference of $1,000 per share, issued and outstanding.	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 168,312 shares issued; 166,013 and 165,618 shares outstanding at September 30, 2011 and March 31, 2011, respectively) (*)	25	25
Additional paid-in capital	28,406	27,026
Accumulated deficit	(37,235)	(21,464)
Non-controlling interest	2,837	4,038
Treasury stock, at cost (2,298 shares at September, 2011 and 2,695 and March 31, 2011, respectively) (*)	(488)	(569)
Accumulated other comprehensive loss	(224)	(319)
Total stockholders equity	12,301	27,717
Total equity	63,733	27,717
Total liabilities, mezzanine equity and stockholders equity	677,972	709,215
See accompanying notes to consolidated financial statements
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest Income:
Loans	$6,958	$8,686	$13,660	$17,634
Mortgage-backed securities	342	525	739	1,111
Investment securities	116	94	226	158
Money market investments	25	38	49	59
Total interest income	7,441	9,343	14,674	18,962

Interest expense:
Deposits	937	1,504	1,943	3,021
Advances and other borrowed money	827	983	1,776	2,024
Total interest expense	1,764	2,487	3,719	5,045

Net interest income	5,677	6,856	10,955	13,917
Provision for loan losses	7,007	7,829	12,177	14,077
Net interest income after provision for loan losses	(1,330)	(973)	(1,222)	(160)

Non-interest income:
Depository fees and charges	751	742	1,472	1,499
Loan fees and service charges	208	214	486	435
Gain on sale of securities, net	—	739	—	763
Gain on sale of loans, net	134	4	134	7
New Market Tax Credit ("NMTC") fees	—	370	—	1,182
Lower of Cost or market adjustment on loans held for sale	(275)	—	(375)	—
Other	10	176	202	222
Total non-interest income	828	2,245	1,919	4,108

Non-interest expense:
Employee compensation and benefits	3,137	2,901	6,182	6,107
Net occupancy expense	970	975	1,902	1,952
Equipment, net	537	548	1,080	1,086
Consulting fees	116	326	206	545
Federal deposit insurance premiums	355	394	809	750
Other	2,512	2,492	4,740	4,660
Total non-interest expense	7,627	7,636	14,919	15,100

Loss before income taxes	(8,129)	(6,364)	(14,222)	(11,152)
Income tax expense	185	16,998	76	14,702
Non Controlling interest, net of taxes	1,136	—	1,282	—
Net loss	(9,450)	(23,362)	(15,580)	(25,854)

Loss per common share:
Basic (*)	$(58.67)	$(141.72)	$(95.68)	$(158.12)
See accompanying notes to consolidated financial statements

(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	September 2011	June 2011	March 2011	December 2010	September 2010
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One-to-four family	$14,335	$16,421	$15,993	$16,290	$14,583
Multi-family	9,106	9,307	6,786	14,076	14,103
Commercial real estate	16,088	25,893	10,078	12,231	11,189
Construction	31,526	54,425	37,218	40,060	36,145
Business	7,831	9,159	7,289	7,471	3,699
Consumer	36	22	42	20	37
Total non-performing loans	$78,922	$115,227	$77,406	$90,148	$79,756

Other non-performing assets (2):
Real estate owned	$275	$237	$564	$—	$19
Loans held for sale	39,369	18,068	9,205	1,700	550
Total other non-performing assets	39,644	18,305	9,769	1,700	569
Total non-performing assets (3):	$118,566	$133,532	$87,175	$91,848	$80,325

Accruing loans contractually past due > 90 days (4):	$—	$—	$—	$—	$1,765

Non-performing loans to total loans	16.14%	21.18%	13.34%	14.97%	12.88%
Non-performing assets to total assets	17.49%	19.68%	12.29%	12.35%	10.64%

(1) Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest and/or principal is doubtful. Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2) Other non-performing assets generally represent loans that the Bank is in the process of selling and has designated held for sale or property acquired by the Bank in settlement of loans less costs to sell (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their cost or fair value.

(3) Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing in accordance with their modified terms are considered non-accrual and are included in the non-accrual category in the table above. TDR loans that have performed in accordance with their modified terms for a period of at least six months are generally considered performing loans and are not presented in the table above.

(4) Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Three Months Ended September 30,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$548,886	$6,958	5.07%	$641,156	$8,686	5.42%
Mortgaged-backed securities	48,532	342	2.82%	48,872	525	4.30%
Investment securities	23,436	79	1.35%	12,966	47	1.45%
Restricted Cash Deposit	6,215	—	0.03%	—
Equity securities (2)	2,705	57	8.36%	3,469	80	9.15%
Other investments and federal funds sold	649	5	3.06%	3,980	5	0.50%
Total interest-earning assets	630,423	7,441	4.72%	710,443	9,343	5.26%
Non-interest-earning assets	44,432			94,681
Total assets	$674,855			$805,124

Interest Bearing Liabilities:
Deposits:
Now demand	$25,088	10	0.16%	$61,917	32	0.21%
Savings and clubs	105,011	69	0.26%	109,254	74	0.27%
Money market	77,264	188	0.97%	69,967	192	1.10%
Certificates of deposit	188,642	663	1.39%	312,460	1,197	1.53%
Mortgagors deposits	2,008	7	1.38%	2,257	9	1.60%
Total deposits	398,013	937	0.93%	555,855	1,504	1.08%
Borrowed money	98,364	827	3.34%	114,110	983	3.45%
Total interest-bearing liabilities	496,377	1,764	1.41%	669,965	2,487	1.48%
Non-interest-bearing liabilities:
Demand	96,605			68,257
Other liabilities	8,751			7,695
Total liabilities	601,733			745,917
Minority Interest	—			—
Stockholders' equity	73,122			59,207
Total liabilities & stockholders' equity	$674,855			$805,124
Net interest income		$5,677			$6,856

Average interest rate spread			3.31%			3.78%

Net interest margin			3.60%			3.86%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)

	For the Six Months Ended September 30,
	2011			2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$564,430	$13,660	4.84%	$649,255	$17,635	5.43%
Mortgaged-backed securities	50,835	739	2.91%	52,464	1,112	4.24%
Investment securities	20,833	138	1.32%	9,915	81	1.63%
Restricted Cash Deposit	6,215	1	0.03%	—
Equity securities (2)	3,020	128	8.45%	3,737	125	6.67%
Other investments and federal funds sold	770	9	2.33%	2,681	10	0.74%
Total interest-earning assets	646,103	14,675	4.54%	718,052	18,963	5.28%
Non-interest-earning assets	39,630			91,628
Total assets	$685,733			$809,680

Interest Bearing Liabilities:
Deposits:
Now demand	26,079	21	0.16%	52,061	63	0.24%
Savings and clubs	106,194	140	0.26%	112,679	147	0.26%
Money market	72,482	357	0.98%	70,388	415	1.18%
Certificates of deposit	201,506	1,406	1.39%	314,705	2,374	1.50%
Mortgagors deposits	2,433	19	1.56%	2,712	22	1.62%
Total deposits	408,694	1,943	0.95%	552,545	3,021	1.09%
Borrowed money	105,400	1,777	3.36%	119,298	2,024	3.38%
Total interest-bearing liabilities	514,094	3,720	1.44%	671,843	5,045	1.50%
Non-interest-bearing liabilities:
Demand	112,362			64,311
Other liabilities	7,971			8,171
Total liabilities	634,427			744,325
Minority Interest	—			—
Stockholders' equity	51,306			65,355
Total liabilities & stockholders' equity	$685,733			$809,680
Net interest income		10,955			13,918

Average interest rate spread			3.10%			3.78%

Net interest margin			3.39%			3.88%

(1) Includes non-accrual loans
(2) Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS

	Three Months Ended				Six Months Ended
	September 30,				September 30,
Selected Statistical Data:	2011		2010		2011	2010

Return on average assets (1)	(5.60)%		(11.61)%		(4.54)%	(6.39)%
Return on average equity (2)	(51.69)%		(157.82)%		(60.73)%	(79.08)%
Net interest margin (3)	3.60%		3.86%		3.39%	3.88%
Interest rate spread (4)	3.31%		3.78%		3.10%	3.78%
Efficiency ratio (5)	117.25%		83.9%		115.88%	83.78%
Operating expenses to average assets (6)	4.52%		3.79%		4.35%	3.73%
Average equity to average assets (7)	10.84%		7.35%		7.48%	8.08%

Average interest-earning assets to average interest-bearing liabilities	1.27	x	1.06	x	1.26	1.06

Net loss per share (1)	$(58.67)		$(141.72)		$(95.68)	$(158.12)
Average shares outstanding (1)	165,983		165,535		165,829	165,526
Cash dividends	$—		$—		$—	$0.025

	September 30,
	2011		2010
Capital Ratios:
Tier I leverage capital ratio (8)	9.10%		6.44%
Tier I risk-based capital ratio (8)	12.11%		8.62%
Total risk-based capital ratio (8)	14.38%		10.77%

Asset Quality Ratios:
Non performing assets to total assets (9)	17.49%		10.57%
Non performing loans to total loans receivable (9)	16.14%		12.88%
Allowance for loan losses to total loans receivable	4.38%		2.81%
Allowance for loan losses to non-performing loans	27.15%		21.85%

(1) Net loss, annualized, divided by average total assets.
(2) Net loss, annualized, divided by average total equity.
(3) Net interest income, annualized, divided by average interest-earning assets.
(4) Combined weighted average interest rate earned less combined weighted average interest rate cost.
(5) Operating expenses divided by sum of net interest income plus non-interest income.
(6) Non-interest expenses, annualized, divided by average total assets.
(7) Average equity divided by average assets for the period ended.
(8) These ratios reflect consolidated bank only.
(9) Non performing assets consist of non-accrual loans, and real estate owned
(*) Common stock shares reflect 1 for 15 reverse stock split which was effective on October 27, 2011